Exhibit 10.1
EMPLOYEE DEATH BENEFIT AGREEMENT
     THIS AGREEMENT, made this 5th day of Feburary, 2007, by and between Michael C. Arnold (“Employee”), and THE TIMKEN COMPANY (“Timken”), an Ohio corporation having its principal offices at Canton, Ohio.
     WHEREAS, Employee has been employed by Timken since May 29, 1979 and is currently serving as President – Industrial Group in a capable and efficient manner; and
     WHEREAS, Timken desires to retain the services of Employee and to provide additional compensation to Employee for his services; and
     WHEREAS, Employee is willing to continue in the employ of Timken until his retirement, provided that Timken will pay a death benefit to Employee’s Beneficiary upon Employee’s death.
     NOW, THEREFORE, the parties covenant and agree as follows:
1.	If Employee dies prior to obtaining age 70, Timken shall provide to Employee’s Beneficiary an amount equal to twice Employee’s annual salary in effect as of December 31, 2003, said amount increased to offset the United States Federal Income Taxes and State Taxes then in effect, provided however, Timken’s obligation under this Paragraph 1 shall terminate upon the Employee’s voluntary or involuntary termination of active employment as an officer of Timken other than if the termination is as a result of (a) the Employee’s retirement under The 1984 Retirement Plan for Salaried Employees of The Timken Company, or any successor plan, or (b) an involuntary termination of employment subsequent to a Change of Control, as defined in the Severance Agreement entered into by the Employee and Timken, or any successor thereto.

2.	Any payment under Paragraph 1 shall be in a lump sum and shall be paid to Employee’s Beneficiary as soon as administratively feasible following receipt of the information required by Paragraph 8 hereof.

3.	Employee hereby names as the beneficiary (“Employee’s Beneficiary”) hereunder.

4.	This Agreement shall be binding upon and shall inure to the benefit of Timken and Employee and their respective successors and assigns; provided, however, that, except as set forth herein, no rights to any benefit under this Agreement shall, without the written consent of Timken, be transferable or assignable by Employee or any other person, or be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary. Any such attempted assignment or transfer shall terminate this Agreement and Timken shall have no further liability hereunder.

5.	Timken is hereby designated as the Named Fiduciary of this Agreement, in accordance with the Employee Retirement Income Security Act of 1974 (ERISA). The Named Fiduciary shall have the authority to control and manage the operation and administration of this Agreement and is hereby designated as the Agreement Administrator.

6.	The obligations of Timken hereunder constitute an unsecured promise of Timken to make payment of the amounts provided for in this Agreement. No property of Timken is or shall be, by reason of this Agreement, held in trust for Employee, Employee’s Beneficiary or any other person, and neither Employee, Employee’s Beneficiary nor any other person shall have, by reason of this Agreement, any rights, title or interest of any kind in or to any property of Timken.

7.	In the event that, in its discretion, Timken purchases an insurance policy or policies insuring the life of Employee to allow Timken to recover in whole or in part, the cost of providing the benefits under this Agreement, neither Employee nor Employee’s Beneficiary shall have any rights whatsoever therein; Timken shall be the sole owner and beneficiary of such insurance policy or policies and shall possess and may exercise all incidents of ownership therein.

8.	It shall be the duty of Employee’s Beneficiary to submit a claim for benefits under this Agreement to Timken. The claim must be in writing and must include a copy of the death certificate.

9.	All questions of interpretation, construction or application arising under this Agreement shall be decided by the Compensation Committee of the Board of Directors of Timken and its decision shall be final and conclusive upon all parties. Timken shall make all determinations as to rights to benefits under this Agreement. Any decision by Timken denying a claim for benefits under this Agreement shall be stated in writing and delivered or mailed to Employee or Employee’s Beneficiary. Such decision shall (i) be made and issued in accordance with the claims regulations issued by the Department of Labor, (ii) set forth the specific reasons for the denial of the claim, and (iii) state that the decision may be appealed by Employee or Employee’s Beneficiary.

10.	Nothing contained in this Agreement shall be construed to be a contract of employment nor as conferring upon Employee the right to continue in the employ of Timken in any capacity. It is expressly understood by the parties hereto that this Agreement relates exclusively to death benefits and is not intended to be an employment contract.

11.	This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto. This Agreement shall supersede the provisions of the prior Employee Death Benefit Agreement dated as of April 21, 2004 and the Employee and Employee’s Beneficiary shall be entitled to benefits solely under this Agreement.

12.	The failure at any time to require performance of any provision expressed herein shall in no way affect the right thereafter to enforce such provision; nor shall the waiver of any breach of any provision expressed herein be taken or held to be a waiver of any succeeding breach of any such provision or as a waiver of a provision itself.

In the event that any provision or term of this Agreement is finally determined by any judicial, quasi-judicial or administrative body to be void or not enforceable for any reason, it is the agreed upon intent of the parties hereto that all other provisions or terms of the Agreement shall remain in full force and effect and that the Agreement shall be enforceable as if such void or unenforceable provision or term had never been included herein.

13.	Every designation, election, revocation or notice authorized or required hereunder shall be deemed delivered to Timken: (a) on the date it is personally delivered to Timken offices at 1835 Dueber Avenue, S.W., Canton, OH 44706-0927 or (b) three business days after it is sent by registered or certified mail, postage prepaid, addressed to Timken at the offices indicated above. Every designation, election, revocation or notice authorized or required hereunder which is to be delivered to Employee or Employee’s Beneficiary shall be deemed delivered to the Employee or Employee’s Beneficiary: (a) on the date it is personally delivered to such individual (either physically or through interactive electronic communication), or (b) three business days after it is sent by registered or certified mail, postage prepaid, addressed to such individual at the last address shown for him on Timken records. Any notice required hereunder may be waived by the person entitled thereto.

14.	In the event Employee’s Beneficiary is declared incompetent and a guardian, conservator or other person is appointed and legally charged with the care of Employee’s Beneficiary or the estate of Employee’s Beneficiary, the payments under this Agreement to which Employee’s Beneficiary is entitled shall be paid to such guardian, conservator or other person legally charged with the care of Employee’s Beneficiary or the estate of Employee’s Beneficiary.

15.	This Agreement shall be subject to and construed under the laws of the State of Ohio.
     IN WITNESS WHEREOF, the parties hereto have executed this Employee Death Benefit Agreement on this ___ day of                                         , 2007.

THE TIMKEN COMPANY

By:

Employee	William R. Burkhart

Its: Senior Vice President & General Counsel

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